__________, 2004




United Shareholder Services, Inc.
7900 Callaghan Road
San Antonio, Texas78229


Re:   U.S. Global Accolade Funds
      Emerging Markets Fund

Dear Sir or Madam: Pursuant to Section 1(b) of the Transfer Agency Agreement dated December 15, 2000, between U.S. Global Accolade Funds (Trust), and United Shareholder Services, Inc. (Transfer Agent), please be advised that the Trust has established a new series of its shares, namely the Emerging Markets Fund, and be further advised that the Trust desires to retain the Transfer Agent to render services to this Fund at the fee stated in the fee schedule of the Transfer Agency Agreement.

Please state below whether you are willing to render such services.

                                                     U.S. Global Accolade Funds


Attest:_____________________________            By:_____________________________
         Secretary                                       President

Date:



We are willing to render services to the Emerging Markets Fund.

                                                     United Shareholder Services

Attest:____________________________                  By:________________________
              Secretary                                       President